Exhibit 4.13

JOINDER TO
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Joinder (the “Joinder”), to the Amended and Restated Stockholders Agreement, dated as of March 10, 2014, by and among Paycom Software, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into by the Company and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Holder has acquired certain shares of capital stock of the Company (“Holder Stock”), and the Agreement requires the Holder, in such Person’s capacity as a holder of such capital stock, to become a party to the Agreement, and the Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder, each intending to be legally bound, hereby agree as follows:

1.   Agreement to be Bound.  The Holder hereby agrees, solely with respect to itself, that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Additional Stockholder for all purposes thereof.  In addition, the Holder hereby agrees that all Holder Stock acquired by such Holder shall be deemed Stockholder Shares for all purposes of the Agreement and such Holder will be deemed to be a WCAS Holder.

2.   Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3.   Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.   Notices.  For purposes of Section 14 of the Agreement, all notices, demands or other communications to any Holder shall be directed to such Holder:

c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022
Facsimile No.: (212) 735-0809
Attn:	Jonathan Rather
David Mintz

Exhibit 4.13

5.   Governing Law.  This Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

6.   Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

7.   Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8.   Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Joinder and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 4 such service to become effective 10 days after such mailing.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of October 13, 2015.

Entity	Natural Person
The Swani Family Foundation
Name of Entity	Signature
/s/ Sanjay Swani
Name: Sanjay Swani Title: Trustee	Print Name

Signature Page to Joinder to Stockholders Agreement

PAYCOM SOFTWARE, INC.
By:	/s/ Craig E. Boelte
Name:	Craig E. Boelte
Title:	CFO

Signature Page to Joinder to Stockholders Agreement